Translation from the German into the English Language
               Confidentiality Agreement between MOLL/IQ and AUDI

                                                                    Exhibit 6.17

Manufacturer of Batteries Moll GmbH + Co. KG
Postfach 1120 D-96225 Stafelstein
Telefon (09573) 9622-0


                        Mutual Confidentiality Agreement

between


Akkumulatorenfabrik MOLL GmbH + Co. KG,  Angerstrasse 50,
96231 Staffelstein and IQ Battery GmbH, Munich

hereafter referred to as MOLL/IQ

and

AUDI AG, 85045 Ingolstadt

hereafter referred to as: AUDI

MOLL/IQ and AUDI have expressed mutual interest concerning cooperation on development of a new, modified starter battery.

For the purpose of this cooperation a reciprocal confidence is agreed upon.

Both Partners obligate themselves to utilize all conveyed information (verbal, written) according to principle "need to know" exclusively for agreed Projects. Publicly accessible and available information is released from that confidentiality. If the information must be forwarded on any occasion outside of the Project, a specific agreement is required.

Staffelstein, 30.04.1998                   . . . . . . . . . . . . . .
                                           (MOLL)

Ingolstadt, 26.05.1998                     . . . . . . . . . . . . . . .
                                           (AUDI)